Exhibit 99.1

New England Realty Associates (NYSE AMEX: NEN) Receives Notice of Noncompliance with NYSE Amex Continued Listing Standards

New England Realty Associates Limited Partnership (the “Partnership”) today announced that on September 9, 2011, it received a notification letter from the Corporate Compliance Department of the NYSE Amex Exchange (the “NYSE Amex”) indicating that as of June 30, 2011, the Partnership is not in compliance with the minimum stockholders’ equity requirement for continued listing of the Partnership’s Depositary Receipts on the NYSE Amex as set forth in Section 1003(a)(i) of the NYSE Amex Company Guide (the “Company Guide”), which requires the Partnership to have a minimum stockholders’ equity of at least $2 million or net profits and profits from continuing operations in two out of the three most recent fiscal years.  The Partnership acknowledges that as of June 30, 2011, it is no longer in compliance with Section 1003(a)(i) of the Company Guide.  The NYSE Amex notification letter has no immediate effect on the listing or trading of the Partnership’s Depositary Receipts on the NYSE Amex, nor will it have any effect on the Partnership’s financial condition or results of operations.  Due to its unique capital structure as a public limited partnership with exchange listed Depositary Receipts, the Partnership does not believe that stockholders’ equity is a financial measure indicative of any financial condition or results of operations of the Partnership.

The Partnership has been given 30 calendar days, or until October 10, 2011, to submit to the NYSE Amex a plan of compliance (the “Compliance Plan”) addressing how the Partnership intends to regain compliance with Section 1003(a)(i) of the Company Guide within the next 18 months, or by March 11, 2013.  If the Corporate Compliance Department of the NYSE Amex determines that the Compliance Plan does not reasonably demonstrate the Partnership’s ability to regain compliance with Section 1003(a)(i) of the Company Guide, or if the Partnership otherwise fails to make progress consistent with the Compliance Plan, then the Corporate Compliance Department of the NYSE Amex will provide written notice that the Partnership’s Depositary Receipts are subject to delisting from the NYSE Amex.  At that time, the Partnership will be permitted to appeal the determination of the Corporate Compliance Department to a Listing Qualifications Panel.

The Partnership intends to submit a Compliance Plan to the Corporate Compliance Department of the NYSE Amex within the time period requested and anticipates that the Partnership will regain compliance with Section 1003(a)(i) of the Company Guide within the next 12 to 15 months.

Contact:	Sally Starr
New England Realty Associates LP
39 Brighton Avenue, Allston, MA 02134
617-850-7244
e-mail: nera@thehamiltoncompany.com